Exhibit 99.15


    Avocent Adds Three Million Shares to Share Repurchase Program


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Nov. 9, 2007--Avocent Corporation (NASDAQ: AVCT) announced today that its Board of Directors approved the addition of three million additional shares to the Company's stock repurchase program. Avocent has repurchased 11.2 million shares of the 12 million shares previously approved for repurchase under this program and returned approximately $310 million to our shareholders to date under the program. Stock purchases may be made from time to time in the open market or in privately negotiated transactions at prices that the Company deems appropriate.

    "The stock repurchase program is a solid investment for our shareholders," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation, "and increasing the shares available for repurchase is timely given the current market value of our stock. Shares repurchased also will reduce the impact on outstanding shares from restricted stock and performance share awards and employee stock option exercises."

    About Avocent Corporation

    Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's possible repurchase of Avocent shares, the Company's stock price in the future, Avocent's future growth, and expected equity-based compensation awards to employees. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301
             Senior Vice President of Finance and
             Chief Financial Officer